EXHIBIT 99(c)

                                       (C)
                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT is made as of the 18th day of February 1997, by and between Morton Schnessel ("Consultant") of 7840 N.W. 86th Terrace, Tamarac, FL 33321 and Medical Industries of America, Inc., ("Client"), a Florida corporation with principal offices located at 1903 South Congress Ave., Suite 400, Boynton Beach, Florida 33426.

      WHEREAS, Consultant and Client wish to enter into an agreement by which Consultant will provide specific services to Client in the areas of business in which Consultant has had considerable experience in managing walk-in clinics which cater to the aging population.

      NOW, THEREFORE, for the mutual promises and other consideration described herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. INFORMATION TO BE FURNISHED BY CLIENT. Client shall furnish Consultant with current public information about client, including any and all statements and reports filed by Client with United States Securities and Exchange Commission, its most recent Annual Report to Shareholders.

2. COMPENSATION FOR AND SERVICES TO BE PROVIDED BY CONSULTANT. Consultants shall devote time and personnel to supervise on a daily basis the operation of the two walk-in clinics owned by the Client and by way of compensation Client shall pay to Consultant the sum of $ 155,300.00 in three installments as follows:

      a)     $54,800 immediately,
      b)     $50,250 within forty-five days (45) from the date hereof and
      c)     $50,250 within ninety (90) days from the date hereof.

3. TERM AND TERMINATION. This Agreement shall cover services rendered from the date hereof, and shall remain in effect for six (6) months thereafter unless terminated pursuant to Paragraph 6, below.

4. RELATIONSHIP OF PARTIES. This Agreement shall not constitute an employer-employee relationship. It is the intention of each party that the Consultant shall be deemed an independent contractor, and not an employee of the Client. Consultant shall not have the authority to act as the agent of the Client, except when such authority is specifically delegated to Consultant herein or by any officer of the Client, in writing. Subject to the performance of services hereunder shall be the sole control of the Consultant.
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5. WITHDRAWAL BY CONSULTANT OR CLIENT. Either party shall be entitled to withdraw from further performance under this Agreement in the event that the other party does not perform pursuant to this Agreement. In the event of such a breach by the Client, Consultant, shall be entitled, in addition to any other remedies it may have, to its Consulting Fee for the entire term of this Agreement as liquidated damages. Any other termination must be by mutual consent of Consultant and Client.

6. REPRESENTATIONS AND WARRANTIES.

      a) Consultant represent and warrant that it will use reasonable care in performing the services required to be provided under this Agreement and will devote all time necessary to perform the services to the Client. Consultant shall comply with all applicable statues, rules and regulations governing all aspects of the services to be performed by the Consultant under this Agreement; provided that, as described in paragraph 1 of this Agreement, Client shall be fully responsible to assure all information supplied by Client is accurate and complete.

      b) Client represents and warrants that, prior to providing the Consultant with any non-public information regarding the Client, its business or operations. Client will advise the Consultant that such information is non-public.

7. CLIENT'S ADDITIONAL REPRESENTATION AND WARRANTIES. The Client warrants and represents the following:

      a) That it is a corporation in good standing in its state of incorporation and in every other state in which it is now doing business.

      b) That the execution of this Agreement has been approved by all necessary action including without limitation, approval of the board of directors of the Client.

      c) The execution and delivery by the Client of this Agreement does not, and the performance by the Client of its obligations hereunder will not, violate any provision of the Certificate of Incorporation or by-laws of the Client or violate any agreement, instrument, law, ordinance, regulation, order, arbitration award, judgment, or degree to which the Client is a party, or by which the Client is bound.

8. INDEMNIFICATION. The Client agrees to indemnify and hold the Consultant, ("The Indemnified Party") harmless from and against any and all losses, claims, damages, liabilities and expenses whatsoever, joint or several, as incurred, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of performance of Services contemplated herein, and will reimburse the Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. This Client will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is
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found in a final judgment by a court to have resulted from Consultant fraud, willful misconduct or gross negligence.

      The Client agrees to notify the Consultant promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any activity or transaction contemplated by this Agreement.

9. MISCELLANEOUS. This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida. The parties agree that jurisdiction and venue of any dispute arising hereunder shall be in Palm Beach County, Florida.

      This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The terms of this Agreement may be altered only by written agreement between the parties. The failure of either party to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of the Agreement shall not be construed as a waiver of the violation or breach, or of any future similar violation or breach.

      This Client acknowledges that the Consultant will be performing services to others during the term of this Agreement and agrees that the services to be provided hereunder shall be adequate consideration for this Agreement.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, or as to an individual party, has executed this Agreement in his own hand, as of the date first written above.

CONSULTANTS:
AGREED AND ACCEPTED

BY: /s/ MORTON SCHNESSEL
        MORTON SCHNESSEL

CLIENT:
MEDICAL INDUSTRIES OF AMERICA, INC.

BY: /s/  MICHAEL F. MORRELL
         MICHAEL F. MORRELL
         CHIEF EXECUTIVE OFFICER